                                  Exhibit 99(d)



                           CAMCO FINANCIAL CORPORATION
                               814 WHEELING AVENUE
                              CAMBRIDGE, OHIO 43725
                                 (614) 432-5641


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         Notice is hereby given that the 1996 Annual Meeting of Stockholders of Camco Financial Corporation ("Camco") will be held at the Pritchard Laughlin Civic Center, 7033 Glenn Highway, Cambridge, Ohio 43725, on May 28, 1996, at 3:00 p.m., Eastern Daylight Time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy
Statement:

         1.     To elect three directors of Camco for terms expiring in 1999;

         2. To approve the Camco Financial Corporation 1995 Stock Option and Incentive Plan, a copy of which is attached hereto as Exhibit I;

         3. To ratify the selection of Grant Thornton, LLP, as the auditors of Camco for the current fiscal year; and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only stockholders of Camco of record at the close of business on April 23, 1996, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a Proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

                                           By Order of the Board of Directors



April 23, 1996                             Anthony J. Popp, Secretary

                           CAMCO FINANCIAL CORPORATION
                               814 WHEELING AVENUE
                              CAMBRIDGE, OHIO 43725
                                 (614) 432-5641

                                 PROXY STATEMENT

                                     PROXIES

         The enclosed Proxy is being solicited by the Board of Directors of Camco Financial Corporation ("Camco") for use at the 1996 Annual Meeting of Stockholders of Camco to be held at the Pritchard Laughlin Civic Center, 7033 Glenn Highway, Cambridge, Ohio 43725, on May 28, 1996, at 3:00 p.m., Eastern Daylight Time, and at any adjournments thereof (the "Annual Meeting").

         Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

                  FOR the reelection of Larry A. Caldwell, Samuel W. Speck and Jeffrey T. Tucker as directors of Camco for terms expiring in 1999;

                  FOR the approval of the Camco Financial Corporation 1995 Stock Option and Incentive Plan (the "1995 Stock Option Plan"), a copy of which is attached hereto as Exhibit I; and

                  FOR the ratification of the selection of Grant Thornton, LLP ("Grant Thornton"), as the auditors of Camco for the current fiscal year.

         Proxies may be solicited by the directors, officers and other employees of Camco in person or by telephone, telegraph or mail only for use at the Annual Meeting. Such Proxies will not be used for any other meeting. Proxies may be revoked by written notice to the Secretary of Camco at the above address or by the filing of a later dated Proxy prior to a vote being taken on a particular proposal at the Annual Meeting. The cost of soliciting Proxies will be borne by Camco.

         Only stockholders of record as of the close of business on April 23, 1996 (the "Voting Record Date"), are entitled to vote at the Annual Meeting. Each such stockholder will be entitled to cast one vote for each share owned. Camco's records disclose that, as of the Voting Record Date, there were 1,971,477.1 votes entitled to be cast at the Annual Meeting.

         This Proxy Statement is first being mailed to stockholders of Camco on or about April 30, 1996.

                                  VOTE REQUIRED

ELECTION OF DIRECTORS

         Under Delaware law and Camco's Bylaws, the three nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld and shares held by a nominee for a beneficial owner which are represented in person or by proxy but not voted with respect to the election of directors ("non-votes") are not counted toward the election of directors.

APPROVAL OF THE 1995 STOCK OPTION PLAN

         The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting is necessary to approve the 1995 Stock Option Plan. Under Delaware law and the Bylaws of Camco, non-votes are counted as present. The effect of an abstention or a non-vote with respect to the 1995 Stock Option Plan is the same as a "no" vote. If the accompanying Proxy is signed and dated by the stockholder but no vote is specified thereon, however, the shares held by such stockholder will be voted FOR the adoption of the 1995 Stock Option Plan and will not be considered "non-votes."

RATIFICATION OF SELECTION OF AUDITORS

         The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Grant Thornton as the auditors of Camco for the current fiscal year. The effect of an abstention or a non-vote with respect to the ratification of the selection of auditors is the same as a "no" vote. If the accompanying Proxy is signed and dated by the stockholder but no vote is specified thereon, however, the shares held by stockholders will be voted FOR the ratification of the selection of Grant Thornton, LLP, as auditors and will not be considered "non-votes."

              VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the only person known to Camco to own beneficially more than 5% of the outstanding shares of common stock of Camco as of April 1, 1996:


                                  Amount and nature of         Percentage of
         Name and address         beneficial ownership      shares outstanding
         ----------------         --------------------      ------------------

         Larry A. Caldwell            103,635.3(1)                 5.26%
       10491 Rock Hill Road
      Cambridge, Ohio  43725

           John H. Heiby              99,749.0(2)                  5.06%
        106 Chippewa Drive
       Marietta, Ohio  45750

                          -----------------------------

(1) Includes 98,998.9 shares owned directly by Mr. Caldwell, 3,665 shares owned by Carol J. Caldwell, Mr. Caldwell's spouse, 230.5 shares held indirectly by Mr. Caldwell through Camco's 401(k) Plan, and 740.9 shares which Mr. Caldwell may acquire pursuant to immediately exercisable options granted to Mr. Caldwell under the Camco Financial Corporation 1982 Incentive Stock Option Plan (the "1982 Stock Option Plan").

(2) Includes 3,149 shares owned directly by Mr. Heiby and 96,600 shares owned by Virginia L. Heiby, Mr. Heiby's spouse.

         The following table sets forth certain information with respect to the number of shares of common stock of Camco beneficially owned by each director and nominee of Camco and by all directors and executive officers of Camco as a group as of April 1, 1996:


                                     Amount and nature of       Percentage of
        Name and address(1)         beneficial ownership(2)   shares outstanding
        -------------------         -----------------------   ------------------
         Larry A. Caldwell                103,635.3(3)             5.26%
        Robert C. Dix, Jr.                  3,100.0                 .16
         James R. Hanawalt                  3,395.0                 .17
           John H. Heiby                   99,749.0(4)             5.06
          Anthony J. Popp                  38,590.7(5)             1.96
          Samuel W. Speck                   9,771.0                 .50
         Jeffrey T. Tucker                  7,344.0                 .37
    All directors and executive
  officers as a group (8 persons)         316,956.2(6)            16.08%


                          -----------------------------

(1) Each of the persons listed in this table may be contacted at the address of Camco, 814 Wheeling Avenue, Cambridge, Ohio 43725.

(2) All shares are owned directly unless otherwise noted. The numbers in this table do not include shares subject to options which have been awarded, but are not yet exercisable, pursuant to the 1995 Stock Option Plan.

(3) Includes 98,998.9 shares owned directly by Mr. Caldwell, 3,665 shares owned by Carol J. Caldwell, Mr. Caldwell's spouse, 230.5 shares held indirectly by Mr. Caldwell through Camco's 401(k) Plan, and 740.9 shares which Mr. Caldwell may acquire pursuant to immediately exercisable options granted to Mr. Caldwell under the 1982 Stock Option Plan.

(4) Includes 3,149 shares owned directly by Mr. Heiby and 96,600 shares owned by Virginia L. Heiby, Mr. Heiby's spouse.

(5) Includes 37,889 shares owned directly by Mr. Popp, 331.3 shares allocated to Mr. Popp's account under Camco's 401(k) Plan and 370.4 shares which Mr. Popp may acquire pursuant to immediately exercisable options granted to Mr. Popp under the 1982 Stock Option Plan.

(6) Includes 1,481.7 shares which may be acquired pursuant to immediately exercisable options granted under the 1982 Stock Option Plan.


                               BOARD OF DIRECTORS

ELECTION OF DIRECTORS

         Pursuant to the Bylaws, the number of Directors of Camco has been fixed at seven. The Board of Directors is divided into three classes. Each class serves for a three-year period.

         In accordance with Section 3.13 of the Bylaws, nominees for election as directors may be proposed only by the directors or by a stockholder entitled to vote for directors if such stockholder has submitted a written nomination to the Secretary of Camco by the later of the March 31 immediately preceding the annual meeting of stockholders or the sixtieth day before the first anniversary of the most recent annual meeting of stockholders held for the election of directors. Each such written nomination must state the name, age, business and residence address of the nominee, the principal occupation or employment of the nominee, the number of each class of shares of Camco owned either beneficially or of record by each such nominee and the length of time such shares have been so owned.

         The Board of Directors proposes the reelection of the following persons to terms which will expire in 1999:

                                                                       Director
       Name              Age(1)           Position(s) Held              Since
       ----              ---              ----------------              -----
Larry A. Caldwell         59         President, Chief Executive          1970
                                   Officer and Chairman of the Board
                                            of Directors

 Samuel W. Speck          59                     --                      1991
Jeffrey T. Tucker         38                     --                      1987


- -----------------------------

(1)      At April 1, 1996.


         The following directors will continue to serve after the Annual Meeting for the terms indicated:

                                                             Director    Term
         Name           Age(1)        Position(s) Held        Since     Expires
         ----           ---           ----------------        -----     -------
  Robert C. Dix, Jr.      56                 --                1994      1997
    John H. Heiby         68           Vice President          1973      1997
  James R. Hanawalt       66                 --                1991      1998
   Anthony J. Popp        58       Senior Vice President,      1985      1998
                                  Chief Financial Officer
                                        and Secretary

- -----------------------------

(1)       At April 1, 1996.

         Larry A. Caldwell is the President of Camco, a position he has held since Camco was organized in 1970, and was appointed Chief Executive Officer and Chairman of the Board of Directors in January 1996. Mr. Caldwell is also a director of each of Camco, Marietta Savings Bank ("Marietta Savings"), First Federal Savings Bank of Washington Court House ("First Federal"), Cambridge Savings Bank ("Cambridge Savings") and East Ohio Land Title Agency, Inc. ("East Ohio").

         Robert C. Dix, Jr. is Publisher of The Daily Jeffersonian, Cambridge, Ohio, and is one of the five principals of the group known as Dix Communication. Mr. Dix is Executive Vice President of Wooster Republican Printing Company, which owns a group of newspapers and radio stations. Mr. Dix is also President of MDM Broadcasting, a television station holding company, which is a wholly-owned subsidiary of Wooster Republican Printing Company.

         James R. Hanawalt retired in 1990 after 37 years of service to Armco Building Systems ("Armco"). At the time of his retirement, Mr. Hanawalt was Armco's director of manufacturing. Mr. Hanawalt serves as a director and the Chairman of the Board of Directors of First Federal.

         John H. Heiby is a retired independent sales representative for funeral supply products. Mr. Heiby is a director and the Chairman of the Board of Directors of Marietta Savings.

         Anthony J. Popp is Chief Financial Officer, Senior Vice President and Secretary of Camco and Chief Executive Officer of Marietta Savings, a position he has held since 1972. Mr. Popp also serves as a member of the boards of directors of First Federal, East Ohio and Marietta Savings.

         Samuel W. Speck is President of Muskingum College, New Concord, Ohio. Prior to joining Muskingum College in 1986, Dr. Speck was Associate Director of the Federal Emergency Management Agency. Dr. Speck is also a director of Cambridge Savings.

         Jeffrey T. Tucker is a certified public accountant and a partner in the accounting firm of Tucker & Tucker, Cambridge, Ohio.

MEETINGS OF DIRECTORS

         The Board of Directors of Camco met six times for regularly scheduled and special meetings during the year ended December 31, 1995. Each director attended all of the aggregate of such meetings and all meetings of committees of the Board of Directors of which such director is a member.

COMPENSATION AND AUDIT COMMITTEES

         The Board of Directors of Camco has a Compensation Committee, whose members are John H. Heiby and James R. Hanawalt. William J. Hartley served on the Compensation Committee until his retirement from the Board of Directors in February 1996. The Compensation Committee reviews and recommends to the Board of Directors compensation and directors fees for Camco and its banking subsidiaries, Marietta Savings, Cambridge Savings and First Federal. The Compensation Committee met six times during 1995.

         The Audit Committee, whose members are Jeffrey T. Tucker, Samuel W. Speck and Robert C. Dix, Jr., was established in January 1995. The function of the Audit Committee is to recommend audit firms to the full Board of Directors and to review and approve the annual audit report. The Audit Committee met once during 1995.

         The Board of Directors of Camco does not have a standing nominating committee. Nominees for election to the Board of Directors are selected by the entire Board.

                               EXECUTIVE OFFICERS

         The following table presents certain information in respect of the executive officer of Camco who is not on the Board of Directors:



          Name                      Age(1)                Position
          ----                      ---                   --------
     D. Edward Rugg                 41                    Treasurer

- ----------------------------

(1)      At April 1, 1996.

         D. Edward Rugg has been Treasurer of Camco since 1982 and is the President and Chief Executive Officer of Cambridge Savings. He has also been Chairman, Treasurer and a director of Camco Mortgage Corporation ("CMC") since 1985 and Treasurer, Secretary and a director of East Ohio since 1983. Mr. Rugg is also a director of WestMar Mortgage Company, a subsidiary of Marietta Savings.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to the chief executive officer of Camco and each executive officer of Camco who received cash and cash equivalent compensation in excess of $100,000 from Camco and its subsidiaries for services rendered to Camco and its subsidiaries during the year ended December 31, 1995:

                           Summary Compensation Table

- ----------------------------------------------------------------------------------------------------------------
                                           Annual Compensation            Long Term
                                                                          Compensation
                                         -----------------------     ---------------------
                                                                             Awards
                                                                     ---------------------
 Name and Principal Position     Year    Salary ($)     Bonus ($)    Securities Underlying         All Other
                                                                        Options/ SARs(#)        Compensation(1)
- ----------------------------------------------------------------------------------------------------------------
Larry A. Caldwell, President,    1995   $137,730         $24,463           12,346(2)               $29,884
  Chief Executive Officer and    1994    131,000          22,439               --                   29,342
    Chairman of the Board        1993    124,800          19,618               --                   26,024
           of Camco

      Anthony J. Popp,           1995    $96,028         $15,004            9,696(2)               $22,444
  Secretary, Chief Financial     1994     92,300          13,463               --                   22,360
   Officer and Senior Vice       1993    88,215          12,730                --                   19,061
   President of Camco and
President of Marietta Savings

- -----------------------------

(1) Consists of directors' fees and employer contributions to the Camco 401(k) Plan.

(Footnotes continued on next page)

(2) Represents the number of shares of common stock of Camco underlying options granted pursuant to the 1995 Stock Option Plan. "SARs" stands for "Stock Appreciation Rights." Camco does not have a plan that provides for the grant of SARs.

STOCK OPTION PLANS

         In addition to the 1995 Stock Option Plan, Camco has options outstanding pursuant to its 1982 Stock Option Plan and the Camco 1972 Stock Option Plan (the "1972 Stock Option Plan"). The outstanding options granted under the 1982 Stock Option Plan are ISOs and will expire on May 26, 2002. The outstanding options granted under the 1972 Stock Option Plan do not qualify as ISOs and are also exercisable until May 26, 2002. All of the options under both plans have been granted and the exercise price for shares of Camco common stock under both plans is $5.18 per share.

         The following table sets forth information regarding all grants of options to purchase shares of Camco common stock made to Mr. Caldwell and Mr. Popp during fiscal year 1995:

                      Option/SAR Grants In Last Fiscal Year

                                Individual Grants

- ---------------------------------------------------------------------------------------------------
                           Number of             % of Total
                           Securities           Options/SARs
                           Underlying            Granted to
                          Options/SARs          Employees in           Exercise or Base        Expiration
       Name               Granted (#)(1)        1995 Fiscal Year        Price ($/Share)          Date
       ----               --------------        ----------------        ---------------          ----
Larry A. Caldwell            12,346                  22.2%                  $17.00         September 23, 2005

 Anthony J. Popp              9,696                  17.5%                  $17.00         September 23, 2005

- -------------------------

(1) The options were granted on September 23, 1995, subject to shareholder approval of the 1995 Stock Option Plan. The options are intended to qualify as Incentive Stock Options ("ISOs"). See "NEW PLAN BENEFITS" for a summary of the terms of the options granted under the 1995 Stock Option Plan.

         The following table sets forth certain information with respect to the persons listed in the Summary Compensation Table above and their options outstanding during the fiscal year ended December 31, 1995, under the 1995 Stock Option Plan and the 1982 Stock Option Plan:

               Aggregated Option/SAR Exercises in Last Fiscal Year
                         and 12/31/95 Option/SAR Values


                                                         Number of Securities
                                                        Underlying Unexercised      Value of Unexercised In-The-Money
                    Shares Acquired      Value      Options/SARs at 12/31/95 (#)     Options/SARs at 12/31/95($)(1)
       Name         on Exercise (#)   Realized ($)   Exercisable/Unexercisable         Exercisable/Unexercisable
- ---------------------------------------------------------------------------------------------------------------------

Larry A. Caldwell         -0-             N/A               740.9/12,346                  $8,943(2)/$3,087(3)

Anthony J. Popp         352.8         $3,196(4)             370.4/9,696                   $4,471(2)/$2,424(3)

- ----------------------------

(1) An option is "in-the-money" if the fair market value of the underlying stock exceeds the exercise price of the option.

(2) For purposes of this table, the value of the option was determined by multiplying the number of unexercised options by the difference between the $5.18 exercise price and the fair market value of the common stock, which was $17.25 on December 29, 1995, based on the closing bid price reported by the Nasdaq National Market.

(Footnotes continued on next page)
(3) For purposes of this table, the value of the option was determined by multiplying the number of unexercised options by the difference between the $17.00 exercise price and the fair market value of the common stock, which was $17.25 on December 29, 1995, based on the closing bid price reported by the Nasdaq National Market.

(4) For purposes of this table, the value realized was determined by multiplying the number of exercised options by the difference between the $5.44 exercise price and the fair market value of the common stock, which was $14.50 on June 15, 1995, based on the closing bid price reported by the Nasdaq National Market.

                              EMPLOYMENT AGREEMENTS

         Camco entered into an employment agreement with Mr. Caldwell effective in January 1996 and an employment agreement with Mr. Popp effective in January 1994 (the "Employment Agreements"). The Employment Agreements each provide for a term of three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of Mr. Caldwell and Mr. Popp in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The Employment Agreements also provide for vacation and sick leave.

         The Employment Agreements are terminable by Camco at any time. In the event of termination by Camco for "just cause," as defined in the Employment Agreements, Mr. Caldwell and Mr. Popp will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Camco other than for (1) just cause, (2) retirement at or after the normal retirement age under a qualified pension plan maintained by Camco, (3) at the end of the term of each of the Employment Agreements or (4) in connection with a "change of control," as defined in the Employment Agreements, Mr. Caldwell and Mr. Popp will each be entitled to (i) a continuation of salary payments for the remainder of the term of his Employment Agreement plus an additional twelve months, not to exceed 36 months and (ii) a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement, the date the individual becomes 65 years of age, or the date the individual becomes employed full-time by another employer. In addition, Mr. Caldwell and Mr. Popp will each be entitled to a continuation of fees as a director of Camco or any Camco subsidiary (other than Marietta Savings with respect to Mr. Popp) for the remainder of the term of his Employment Agreement plus an additional 12 months, not to exceed 36 months.

         The Employment Agreements also contain provisions with respect to the occurrence within one year after a "change of control" of (1) the termination of employment for any reason other than just cause, retirement or termination at the end of the term of the agreement, (2) a change in the capacity or circumstances in which Mr. Caldwell or Mr. Popp is employed or (3) a material reduction in Mr. Caldwell's or Mr. Popp's responsibilities, authority, compensation or other benefits provided under each Employment Agreement without the written consent of Mr. Caldwell or Mr. Popp. In the event of any such occurrence under his respective Employment Agreement, Mr. Caldwell and Mr. Popp will be entitled to payment of an amount equal to (i) the amount of compensation to which he would be entitled for the remainder of the term of the Employment Agreement, plus (ii) the difference between (a) three times his average annual compensation for the three taxable years immediately preceding the termination of employment, less (b) the amount paid as compensation for the remainder of the employment term. In addition, Mr. Caldwell and Mr. Popp would be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement, the date the individual becomes 65 years of age, or the date on which the individual is included in another employer's benefit plans as a full-time employee. The maximum which either man may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code. A "change of control," as defined in each Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of Camco or its subsidiaries, the control of the election of a majority of the directors of Camco or its subsidiaries or the exercise of a controlling influence over the management or policies of Camco or its subsidiaries.

DIRECTOR COMPENSATION

         During the year ended December 31, 1995, each director of Camco received $835 for each meeting of the Board of Directors of Camco attended, except in the case of any special meeting of the Board with a duration of one hour or less the fee was $418. In addition, directors who are not executive officers of Camco received a fee of $300 for each committee meeting attended, except that if the committee meeting was held on the same day as a Board of Directors' meeting the fee was $150.

                                NEW PLAN BENEFITS

         GENERAL. The Board of Directors of Camco has adopted the 1995 Stock Option Plan subject to the approval of the 1995 Stock Option Plan by Camco's stockholders. The 1995 Stock Option Plan must be approved by the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting. THE BOARD OF DIRECTORS OF CAMCO RECOMMENDS THAT THE STOCKHOLDERS OF CAMCO APPROVE THE 1995 STOCK OPTION PLAN.

         The following table sets forth certain information with respect to the options which have been granted, but are not presently exercisable, pursuant to the 1995 Stock Option Plan:


                   Name                        Shares Subject To Options
                   ----                        -------------------------
             Larry A. Caldwell                                   12,346
              Anthony J. Popp                                     9,696
All current executive officers, as a group
                (3 persons)                                      26,842
     All current directors who are not
executive officers, as a group (5 persons)                        9,822
    All employees who are not executive
     officers, as a group (11 persons)                           28,700

         The following is a summary of the terms of the 1995 Stock Option Plan and is qualified in its entirety by reference to the full text of the 1995 Stock Option Plan, a copy of which is attached hereto as Exhibit I.

         PURPOSE. The purposes of the 1995 Stock Option Plan include attracting, retaining and providing incentives to the directors, managerial and other key employees of Camco and its subsidiaries by facilitating their purchase of a stock interest in Camco. Pursuant to the 1995 Stock Option Plan, 93,000 shares of common stock have been reserved for issuance by Camco upon the exercise of options granted to certain directors, officers and employees of Camco and its subsidiaries from time to time under the 1995 Stock Option Plan. No fractional shares shall be granted.

         ADMINISTRATION AND ELIGIBILITY. The 1995 Stock Option Plan will be administered by a committee of directors comprised of at least three directors of Camco (the "Committee"). Grants pursuant to the 1995 Stock Option Plan shall be made by the Board and on the basis of an individual's position, duties and responsibilities, the value of the individual's service to Camco and its subsidiaries and any other factors the Committee may deem relevant.

         Without further approval of the stockholders, the Board of Directors may at any time terminate the 1995 Stock Option Plan or may amend it from time to time in such respects as the Board of Directors may deem advisable, except that the Board of Directors may not, without the approval of the stockholders, make any amendment which would (a) increase the aggregate number of shares of common stock which may be issued under the 1995 Stock Option Plan (except for adjustments to reflect certain changes in the capitalization of Camco), (b) materially modify the requirements as to eligibility for participation in the 1995 Stock Option Plan, or (c) materially increase the benefits accruing to participants under the 1995 Stock Option Plan. Notwithstanding the foregoing, the Board of Directors may amend the 1995 Stock Option Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

         OPTION TERMS. Options granted under the 1995 Stock Option Plan may be ISOs within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that will not qualify as ISOs ("Non-qualified Stock Options").

         The option exercise price of each option granted under the 1995 Stock Option Plan will be determined by the Committee at the time of the option grant; provided, however, that the exercise price of an ISO may not be less than 100% of the fair market value of the shares of common stock on the date of the grant and, provided further, that the exercise price of an ISO may not be less than 110% of the fair market value of the shares of common stock on the date of the grant if the recipient owns more than 10% of Camco's outstanding shares of common stock. The Committee shall fix the term of each option; provided, however, that the term of an ISO shall not exceed 10 years after the date the ISO is granted and, provided further, that if a recipient of an ISO owns a number of shares of common stock representing more than 10% of the Camco common stock outstanding at the time the ISO is granted, the term of the ISO shall not exceed five years. The stock options awarded under the 1995 Stock Option Plan will be exercisable pursuant to the terms established by the Committee at the time the options are granted. The aggregate fair market value of shares of common stock awarded pursuant to ISOs exercisable under all benefit plans of Camco or any subsidiary for the first time during any calendar year shall not exceed $100,000, or such other limit as required by the Code.

         An option recipient cannot transfer or assign an option other than by will or in accordance with the laws of descent and distribution. The terms and conditions under which a stock option may be exercised after a participant's termination of employment or directorship shall be determined by the Committee at the time of the grant of the stock option; provided, however, that in the event a person's employment or directorship with Camco or a subsidiary is "terminated for cause", as defined in the 1995 Stock Option Plan, such stock options shall be terminated as of the date of termination of employment or directorship.

         Camco will receive no monetary consideration for the granting of options under the 1995 Stock Option Plan. Upon the exercise of options, Camco will receive payment of cash, by certified or cashier's check, or, if acceptable to the Committee in its sole discretion, in Camco common shares already owned by the participant, or by the surrender of outstanding stock options. The market value of the common shares underlying the options granted under the 1995 Stock Option Plan is $1,242,500 based upon the number of shares underlying the options granted multiplied by $17.75 per share, the closing bid price quoted by the Nasdaq National Market on April 12, 1996.

         CHANGE IN CONTROL PROVISIONS. The 1995 Stock Option Plan also provides that in the event of a "change in control" or "imminent change in control" as defined in the 1995 Stock Option Plan, all outstanding options which are not yet exercisable shall become immediately exercisable. A "change in control" includes the execution of an agreement for the sale of all, or a material portion, of Camco's assets, the execution of an agreement for a merger or recapitalization of Camco or any merger or recapitalization whereby Camco is not the surviving entity, or the acquisition of the beneficial ownership of 25% or more of the voting shares of Camco by any person or entity. "Imminent change in control" means any offer or announcement to acquire control of Camco; provided, however, that an application or notice shall have been filed with the Office of Thrift Supervision and such application shall have been approved or such notice shall not have been disapproved.

         TAX TREATMENT OF INCENTIVE STOCK OPTIONS. An optionee who is granted an ISO does not recognize taxable income either on the date of grant or on the date of exercise. Upon disposition of shares acquired from the exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the optionee disposes of the shares within two years of the date of grant or within one year from the date of the transfer of the shares to the optionee (a "Disqualifying Disposition"), then the optionee will recognize ordinary income, as opposed to capital gain, at the time of disposition in an amount generally equal to the lesser of (i) the amount of gain realized on the disposition, or (ii) the difference between the fair market value of the shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon the period of time the shares have been held.

         Camco is not entitled to a tax deduction upon either the exercise of an ISO or the disposition of shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition. Ordinary income from a Disqualifying Disposition will constitute compensation but will not be subject to tax withholding, nor will it be considered wages for payroll tax purposes.

         If the holder of an ISO pays the exercise price, in whole or in part, with previously acquired shares, the exchange should not affect the ISO tax treatment of the exercise. Upon such exchange, and except as otherwise described herein, no gain or loss is recognized by the optionee upon delivering previously acquired shares to Camco, and shares received by the optionee equal in number to previously acquired common stock exchanged therefor will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. (The optionee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements for avoidance of a Disqualifying Disposition.) Shares received by the optionee in excess of the number of shares previously acquired will have a basis of zero and a holding period which commences as of the date the shares are transferred to the optionee upon exercise of the ISO. If the exercise of an ISO is effected using shares previously acquired through the exercise of an ISO, the exchange of such previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         TAX TREATMENT OF NON-QUALIFIED STOCK OPTIONS. An optionee receiving a Non-Qualified Stock Option does not recognize taxable income on the date of grant of the option, provided that the option does not have a readily ascertainable fair market value at the time it is granted. The optionee must recognize ordinary income generally at the time of exercise of a Non-Qualified Stock Option in the amount of the difference between the fair market value of the shares on the date of exercise and the option price. The ordinary income received will constitute compensation for which tax withholding by Camco generally will be required. The amount of ordinary income recognized by an optionee will be deductible by Camco in the year that the optionee recognizes the income if Camco complies with the applicable withholding requirement.

         If, at the time of exercise, the sale of the shares could subject the optionee to short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934, such person generally will not recognize ordinary income until the date that the optionee is no longer subject to such Section 16(b) liability. Upon such date, the optionee will recognize ordinary income in an amount equal to the fair market value of the shares on such date less the option exercise price. Nevertheless, the optionee may elect under Section 83(b) of the Code within 30 days of the date of exercise to recognize ordinary income as of the date of exercise, without regard to the restriction of Section 16(b).

         Shares acquired upon the exercise of a Non-Qualified Stock Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee will recognize long-term capital gain or loss if the optionee has held the shares for more than one year prior to disposition, or short-term capital gain or loss if the optionee has held the shares for one year or less.

         If a holder of a Non-Qualified Stock Option pays the exercise price, in whole or in part, with previously acquired shares, the optionee will recognize ordinary income in the amount by which the fair market value of the shares received exceeds the exercise price. The optionee will not recognize gain or loss upon delivering such previously acquired shares to Camco. Shares received by an optionee equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period as such previously acquired shares. Shares received by an optionee in excess of the number of such previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income is recognized. The holding period for such additional shares will commence as of the date of exercise or such other relevant date.

         AWARDS OF OPTIONS. The Board of Directors of Camco has granted options to the following persons to purchase the number of shares of common stock indicated, subject to the approval of the 1995 Stock Option Plan by the stockholders: 12,346 shares to Mr. Caldwell; 9,696 shares to Mr. Popp; 4,800 shares to each of William W. Whipple, J. Douglas Mallett and Mr. Rugg; 2,900 shares to each of Terry L. Blackburn, Michael B. Iaderosa and Edward A. Wright; 2,636 shares to each of William H. Hartley, Mr. Hanawalt and Mr. Heiby; 2,396 shares to Mr. Speck; 2,000 shares to Robert S. Moorehead; 1,900 shares to each of Dale W. Dickerson, Carl J. Schwartz and

Sharon E. LaMarca; 1,700 shares to Michael B. Welsh; 1,436 shares to Mr. Tucker; 1,000 shares to each of James J. Barrow, George Crues and Robert K. Schaad; and 718 shares to Mr. Dix. The options shall be immediately exercisable upon the approval of the 1995 Stock Option Plan by the stockholders of Camco. The options awarded to employees of Camco and its subsidiaries are intended to be ISOs; provided, however, that the recipient of an ISO (a) must remain employed by Camco or a subsidiary of Camco at least until three months before the option is exercised (or one year, in the case of an ISO recipient who is deemed disabled under the 1995 Stock Option Plan); (b) may not dispose of the shares of Camco common stock acquired pursuant to the ISO for two years after the date of the grant and one year after the exercise of the ISO; and (c) the aggregate fair market value of shares of common stock awarded pursuant to ISOs exercisable under all benefit plans of Camco or any subsidiary for the first time during any calendar year shall not exceed $100,000, or such other limit as required by the Code.

         THE BOARD OF DIRECTORS OF CAMCO RECOMMENDS THAT THE STOCKHOLDER OF CAMCO APPROVE THE 1995 STOCK OPTION PLAN.

         At the Annual Meeting, the stockholders of Camco will be asked to approve the following resolution:

                 RESOLVED, that the Camco Financial Corporation 1995 Stock Option and Incentive Plan be, and it hereby is, approved.


                              SELECTION OF AUDITORS

         The Board of Directors has selected Grant Thornton as the auditors of Camco for the current fiscal year and recommends that the stockholders ratify the selection. Management expects that a representative of Grant Thornton will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         On June 28, 1994, the Board of Directors approved a change of Camco's independent public auditors from Deloitte & Touche, LLP ("Deloitte & Touche"), to Grant Thornton. Deloitte & Touche served as Camco's independent public auditors from 1968 through the fiscal year ended December 31, 1993. The decision to dismiss Deloitte & Touche was based on a substantial increase in fees to be charged to Camco by Deloitte & Touche.

         The Deloitte & Touche reports on the consolidated financial statements of Camco for the past two years did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. There have not been any disagreements between Camco and Deloitte & Touche on any matter of accounting principles or practice, consolidated financial statement disclosure or audit scope or procedure.


                   PROPOSALS OF STOCKHOLDERS AND OTHER MATTERS

         Any proposals of stockholders intended to be included in Camco's proxy statement for the 1997 Annual Meeting of Stockholders should be sent to Camco by certified mail and must be received by Camco not later than December 31, 1996.

         Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED POSTAGE PAID ENVELOPE.

                                           By Order of the Board of Directors



April 23, 1996                             Anthony J. Popp, Secretary